FOR IMMEDIATE RELEASE
September 24, 1998

Contact: Investors  Susan Carr (704-386-8059) or
                    Kevin Stitt (704-386-5667)
         Media      Bob Stickler (704-386-8465)

NATIONSBANK SHAREHOLDERS OVERWHELMINGLY APPROVE
MERGER WITH BANKAMERICA

CHARLOTTE, NC, September 24, 1998 -- NationsBank Corporation shareholders today overwhelmingly approved the company's merger with BankAmerica Corporation. Almost 98 percent of the shares voted were in favor of the merger.

At their meeting today in San Francisco, BankAmerica Corporation shareholders also approved the merger, which the companies said would be completed after the close of business on September 30, 1998.

Specifically, NationsBank's shareholders approved a plan of reorganization in which NationsBank Corporation is reincorporated as a Delaware company. The new holding company, to be renamed BankAmerica Corporation, would issue 1.1316 new shares for each share held by current BankAmerica stockholders. Current NationsBank stockholders would automatically own shares in the new company.



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 "We are excited to create the premier U.S. bank with leadership positions in many of the nation's fastest growing markets," said Hugh L. McColl Jr., NationsBank chief executive "The new company will have wider, more diversified sources of revenues, greater efficiency and an enhanced ability to serve our customers. Our mission now is to create compelling value for our customers, our communities, our associates and our shareholders."

McColl will be chairman and chief executive officer of the new company, which is to be based in Charlotte, N.C.

NationsBank shareholders today also approved an amendment to the NationsBank Corporation Key Employee Stock Plan, which will be the stock plan of the combined company following the reincorporation and merger.

NationsBank Corporation, with $308 billion in assets, is the third largest U.S. bank with full-service operations in 15 states and the District of Columbia. NationsBank provides financial products and services to 18 million households and 1 million businesses as well as institutional investors and government agencies throughout the United States and in major markets around the world. The company's shares (Symbol: NB) are listed on the New York Stock Exchange. Beginning October 1, the stock symbol will become BAC.

                               WWW.NATIONSBANK.COM